Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Darryl Cater, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2007

OAK BROOK, IL (November 7, 2007) – Inland Real Estate Corporation (NYSE: IRC) today announced financial results for the third quarter ended September 30, 2007.

Highlights

•

Funds from operations (FFO) of $22.8 million or $0.35 per share (basic and diluted) for the three months ended September 30, 2007

•

FFO of $69.9 million or $1.07 per share for the nine months ended September 30, 2007, representing increases of 3.4% and 7.0%, respectively

•

Total of 78 leases executed for rental of 379,092 aggregate square feet during the quarter; average base rents for new and renewal leases up 25.8% and 24.8%, respectively, over expiring rates

•

Financial occupancy up 1.1% from last quarter

•

Company closed one direct and two joint venture acquisitions during quarter; fee income from unconsolidated JVs up 86% year-to-date versus same period prior year

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (REITs), for the three months ended September 30, 2007 was $22.8 million, a decrease of 1.5% compared to $23.2 million for the three months ended September 30, 2006.  On a per share basis, FFO was $0.35 (basic and diluted) for the three months ended September 30, 2007, an increase of $0.01 or 2.9% over the three months ended September 30, 2006.  The decrease in FFO for the quarter is primarily due to an increase in interest expense and property operating expense, partially offset by an increase in fee income from unconsolidated joint ventures.  FFO per share for the quarter increased from the same period prior year, primarily due to a decrease in the number of common shares outstanding in 2007, a result of the repurchase of approximately 2.8 million shares by the Company in the fourth quarter 2006.

The Company reported that net income was $10.0 million for the three months ended September 30, 2007, a decrease of 31.4% compared to net income of $14.6 million for the three months ended September 30, 2006.  On a per share basis, net income was $0.15 per share (basic and diluted) for the three months ended September 30, 2007, a decrease of 31.8% compared to $0.22 per share (basic and diluted) for the three months ended September 30, 2006.  The decreases in net income and net income per share in the quarter are primarily due to no gains on sales of investment properties in the third quarter 2007 versus gains on property sales of $3.9 million or $0.06 per share for the three months ended September 30, 2006.

FFO increased $2.3 million or 3.4% to $69.9 million for the nine months ended September 30, 2007.  On a per share basis, FFO increased by 7.0% or $0.07 to $1.07 from $1.00 for the same year ago period.  FFO increased in the nine month period primarily due to gains on sales of a joint venture interest and non-operating property (land) recorded in the first quarter 2007, and increased fee income earned from joint venture activity with Inland Real Estate Exchange Corporation.  The increase in FFO per share for the nine month period was primarily due to the aforementioned items, plus a decrease in the number of common shares outstanding for the nine months ending September 30, 2007, compared to the same period prior year.

Net income was $32.4 million for the nine months ended September 30, 2007, a decrease of $4.3 million or 11.7% compared to net income of $36.7 million for the nine months ended September 30, 2006.  Net income per share was $0.50 (basic and diluted) for the nine months ended September 30, 2007, a decrease of $0.04 or 7.4% from the prior year period.  The decreases in net income and net income per share for the nine months ended September 30, 2007 over the year ago period are primarily due to gains on sales of investment properties of $1.2 million or $0.02 per share in 2007, compared to gains of $6.0 million or $0.09 per share in 2006, partially offset by increased fee income from joint venture activity recognized in 2007.

A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this news release.

“During the quarter we continued to build upon a platform of solid operations and initiatives to drive growth,” said Robert Parks, President and Chief Executive Officer of Inland Real Estate Corporation. “We delivered consistent overall performance, including a seven percent increase in FFO per share year-to-date and a nearly three percent gain in total revenues for the quarter.  Leasing remains a core strength, with a total of 78 leases executed in the third quarter for nearly 380,000 square feet, and strong leasing spreads on both new and renewal leases.”

“In addition,” said Parks, “we are benefiting from our joint venture initiatives, including increased fee income through our partnership with Inland Real Estate Exchange Corporation (IREX). Our development and investment joint ventures are proving to be resourceful complementary strategies to foster growth in the current retail environment.”

Portfolio Performance
Total revenues increased 2.7% to $45.4 million for the three months ended September 30, 2007, from $44.2 million for the third quarter 2006.  For the nine months ended September 30, 2007 total revenues increased $6.6 million or 5.0% to $138.7 million from $132.1 million for the same period in 2006, primarily due to additional property acquisitions.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and nine month periods during each year.  A total of 123 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Same store net operating income (excluding the impact of straight-line and intangible lease rent) was $29.6 million for the third quarter 2007 and $88.0 million for the nine months ended September 30, 2007, essentially level with the same periods prior year.  As of September 30, 2007, occupancy for the Company’s same store portfolio was 95.6%, compared to occupancy of 95.4% as of September 30, 2006.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 4.1% to $38.1 million for the three months ended September 30, 2007, compared to $36.6 million for the three months ended September 30, 2006.  For the nine months ended September 30, 2007, EBITDA increased 7.2% to $113.4 million from $105.7 million last year.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 2.7 times for the three months ended September 30, 2007, compared to 2.6 times for the second quarter 2007.  The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

At September 30, 2007, the Company had an equity market capitalization of $1.0 billion and $1.1 billion of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of $2.1 billion and a debt-to-total market capitalization of 50.7%.  Including the convertible notes, approximately 85.6% of this debt was fixed at a weighted average interest rate of 5.19%.  At September 30, 2007, the Company had $80 million outstanding on its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
For the three months ended September 30, 2007, the Company executed 14 new, 59 renewal leases, and 5 non-comparable leases (new, previously un-leased space) aggregating 379,092 square feet.  The 14 new leases comprise 39,694 square feet with an average rental rate of $16.70 per square foot, a 25.8% increase over the average expiring rate.  The 59 renewal leases comprise 316,357 square feet with an average rental rate of $15.00 per square foot, a 24.8% increase over the average expiring rate.  The five non-comparable leases comprise 23,041 square feet with an average base rent of $13.67.  As of September 30, 2007, the Company’s portfolio was 95.6% leased, compared to 96.2% leased as of September 30, 2006, and 95.7% leased as of June 30, 2007.

Acquisitions
During the third quarter, Inland Real Estate Corporation acquired for its own portfolio four ground-leased pads located adjacent to Orland Park Place, a retail center in Orland Park, IL, in which the company owns an interest through a joint venture. The four pads, acquired for $10.9 million, comprise a combined floor area of approximately 30,000 square feet and are currently tenanted by an Olive Garden restaurant, a T.G.I. Friday’s restaurant, National City Bank of the Midwest and the Canoe Club restaurant.

In October, the Company acquired for its joint venture with Inland Real Estate Exchange Corporation (IREX) a 32,258 square foot, two-tenant building in Aurora, IL, for $6.0 million.  The property is currently leased to Office Depot and the Factory Card and Party Outlet.

Development Joint Venture Activity

During the quarter, the Company acquired for $23.0 million 63 acres of land in North Aurora, IL, through its joint venture with North American Real Estate, Inc. (NARE).  The property, adjacent to an existing development venture the Company has undertaken with NARE, will likely be developed into 200,000 to 300,000 square feet of multi-tenant retail space plus free-standing out parcels for sale or ground lease.  The Company also acquired for $5 million, a 107,800 square foot building and out-building in Boise, Idaho, with its partner Pine Tree Institutional Realty, LLC.  The property will be redeveloped into multi-tenant retail space.

Dividends
In August, September and October 2007 the Company paid monthly cash dividends to stockholders of $0.08167 per common share.  The Company currently pays annual dividends at the rate of $0.98 per share.

Guidance
The Company reiterates original guidance that FFO per common share (basic and diluted) for fiscal year 2007 is expected to be in the range of $1.40 to $1.43.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Wednesday, November 7, 2007 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call for the Company will be Robert Parks, President and Chief Executive Officer, Mark Zalatoris, Chief Operating Officer, Brett Brown, Chief Financial Officer and Scott Carr, President of Property Management. The conference call can be accessed by dialing 877-407-0782, or 201-689-8567 for international callers.  The Company recommends that participants dial in at least ten minutes prior to the scheduled start of the call.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 4:00 p.m. CT (5:00 p.m. ET) on November 7, 2007, and will be available until 12:00 midnight on Wednesday, November 14, 2007.  Interested parties can access the replay of the conference call by dialing 877-660-6853, or 201-612-7415 for international callers.  The replay passcode is Account # 286 and the Conference ID # is 258249.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 150 neighborhood, community, power, lifestyle and single-tenant retail centers located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three-months ended September 30, 2007, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
September 30, 2007 and December 31, 2006
(In thousands except per share data)

Assets

	September 30, 2007 (unaudited)	December 31, 2006
Investment properties:
Land	$346,367	337,896
Construction in progress	1,520	434
Building and improvements	942,476	926,014

	1,290,363	1,264,344
Less accumulated depreciation	242,455	218,808

Net investment properties	1,047,908	1,045,536

Cash and cash equivalents	24,183	27,569
Investment in securities (net of an unrealized loss of $1,260 and $546 at September 30, 2007 and December 31, 2006, respectively)	22,088	16,777
Restricted cash	5,376	4,044
Accounts and rents receivable (net of provision for doubtful accounts of $1,343 and $1,990 at September 30, 2007 and December 31, 2006, respectively)	40,251	33,668
Mortgages receivable	30,699	27,848
Investment in and advances to unconsolidated joint ventures	91,611	74,890
Deposits and other assets	5,983	3,864
Acquired above market lease intangibles (net of accumulated amortization of $2,396 and $2,450 at September 30, 2007 and December 31, 2006, respectively)	2,614	3,118
Acquired in-place lease intangibles (net of accumulated amortization of $8,584 and $6,534 at September 30, 2007 and December 31, 2006, respectively)	21,873	21,102
Leasing fees (net of accumulated amortization of $1,687 and $1,572 at September 30, 2007 and December 31,2006, respectively)	3,578	3,378
Loan fees (net of accumulated amortization of $5,128 and $4,107 at September 30, 2007 and December 31, 2006, respectively)	6,385	7,367

Total assets	$1,302,549	1,269,161

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
September 30, 2007 and December 31, 2006
(In thousands except per share data)

Liabilities and Stockholders' Equity

	September 30, 2007 (unaudited)	December 31, 2006
Liabilities:
Accounts payable and accrued expenses	$6,274	5,558
Acquired below market lease intangibles (net of accumulated amortization of $3,917 and $3,535 at September 30, 2007 and December 31, 2006, respectively)	3,643	4,537
Accrued interest	5,925	3,683
Accrued real estate taxes	28,451	24,425
Distributions payable	5,348	5,205
Security and other deposits	2,455	2,466
Mortgages payable	599,874	622,280
Line of credit	80,000	28,000
Convertible notes	180,000	180,000
Prepaid rents and unearned income	1,999	2,596
Other liabilities	17,781	10,363

Total liabilities	931,750	889,113

Commitments and contingencies

Minority interest	2,576	3,065

Stockholders' Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at September 30, 2007 and December 31, 2006	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 65,484 and 65,059 Shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	654	650
Additional paid-in capital (net of offering costs of $58,816)	612,403	605,133
Accumulated distributions in excess of net income	(243,574)	(228,254)
Accumulated other comprehensive loss	(1,260)	(546)

Total stockholders' equity	368,223	376,983

Total liabilities and stockholders' equity	$1,302,549	1,269,161

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and nine months ended September 30, 2007 and 2006 (unaudited)
(In thousands except per share data)

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Revenues:
Rental income	$32,757	32,647	98,385	96,091
Tenant recoveries	12,118	11,193	37,730	35,170
Other property income	565	403	2,569	858

Total revenues	45,440	44,243	138,684	132,119

Expenses:
Property operating expenses	5,618	4,580	18,845	14,977
Real estate tax expense	8,270	7,865	24,389	24,095
Depreciation and amortization	10,842	10,137	31,926	30,591
General and administrative expenses	2,506	2,415	8,871	7,422

Total expenses	27,236	24,997	84,031	77,085

Operating income	18,204	19,246	54,653	55,034

Other income	1,300	1,620	3,840	3,779
Fee income from unconsolidated joint ventures	2,114	657	3,242	1,747
Gain on sale of investment properties	-	132	-	623
Gain on sale of joint venture interest	-	-	2,228	-
Gain on extinguishment of debt	-	-	319	-
Interest expense	(12,172)	(11,429)	(36,091)	(32,688)
Minority interest	(117)	(194)	(336)	(810)

Income before equity in earnings of unconsolidated joint ventures, income tax expense of taxable REIT subsidiary and discontinued operations	9,329	10,032	27,855	27,685

Income tax expense of taxable REIT subsidiary	(229)	-	(654)	(53)
Equity in earning of unconsolidated joint ventures	930	553	3,873	2,419

Income from continuing operations	10,030	10,585	31,074	30,051

Discontinued operations:
Income from discontinued operations (including gain on sale of investment properties of $0 and $3,883 for the three months ended September 30, 2007 and 2006, respectively and $1,223 and $6,017 for the nine months ended September 30, 2007 and 2006)	2	4,041	1,356	6,693

Net income available to common stockholders	10,032	14,626	32,430	36,744

Other comprehensive income:
Unrealized loss on investment securities	(429)	(352)	(714)	(762)

Comprehensive income	$9,603	14,274	31,716	35,982

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and nine months ended September 30, 2007 and 2006 (unaudited)
(In thousands except per share data)

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.15	0.16	0.48	0.44
Discontinued operations	0.00	0.06	0.02	0.10

Net income available to common stockholders per weighted average common share – basic and diluted	$0.15	0.22	0.50	0.54

Weighted average number of common shares outstanding – basic	65,361	67,668	65,193	67,574

Weighted average number of common shares outstanding – diluted	65,422	67,737	65,260	67,643

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006

Net income available to common stockholders	$10,032	14,626	32,430	36,744
Gain on sale of investment properties, net of minority interest	-	(4,015)	(1,223)	(6,406)
Gain on non-operating property, net of minority interest	-	-	-	157
Equity in depreciation of unconsolidated joint ventures	2,740	2,476	7,582	6,638
Amortization on in-place lease intangibles	604	755	2,247	2,253
Amortization on leasing commissions	198	200	560	574
Depreciation, net of minority interest	9,274	9,155	28,295	27,640

Funds From Operations	$22,848	23,197	69,891	67,600

Net income available to common stockholders per weighted average common share – basic and diluted	$0.15	0.22	0.50	0.54

Funds From Operations, per common share – basic and diluted	$0.35	0.34	1.07	1.00

Weighted average number of common shares outstanding, basic	65,361	67,668	65,193	67,574

Weighted average number of common shares outstanding, diluted	65,422	67,737	65,260	67,643

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006

Income from continuing operations	$10,030	10,585	31,074	30,051
Gain on non-operating property	-	(132)	-	(623)
Income tax expense of taxable REIT subsidiary	229	-	654	53
Income from discontinued operations	2	158	133	676
Interest expense	12,172	11,429	36,091	32,688
Interest expense associated with discontinued operations	-	99	131	340
Interest expense associated with unconsolidated joint ventures	2,119	1,760	5,689	4,895
Depreciation and amortization	10,842	10,137	31,926	30,591
Depreciation and amortization associated with discontinued operations	-	107	106	440
Depreciation and amortization associated with unconsolidated joint ventures	2,740	2,476	7,582	6,638

EBITDA	$38,134	36,619	113,386	105,749

Total Interest Expense	$14,291	13,288	41,911	37,923

EBITDA: Interest Expense Coverage Ratio	2.7 x	2.8 x	2.7 x	2.8 x